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                                                                  Exhibit (c)(2)


BEAR STEARNS


September 27, 1995

Nortek, Inc.
50 Kennedy Plaza
Providence, RI  02903

Attn:    Mr. Hiley
----

                   Confidentiality Agreement (the "Agreement")
                   -------------------------------------------

Mr. Hiley:

     In connection with your consideration of a possible transaction (the "Transaction") with Ply Gem Industries, Inc. (the "Company"), you have requested the right to review certain non-public information regarding the Company. In consideration of, and as a condition to, furnishing you with such information and any other information (whether communicated in writing or communicated orally) delivered to you by us or our affiliates, directors, officers, employees, advisors, agents or "controlling persons" (within the meaning of the Securities Exchange Act of 1934, as amended (the "1934 Act")) (such affiliates and other persons being herein referred to collectively as our "Representatives") in connection with your consideration of a Transaction (such information being herein referred to as "Evaluation Material"), the Company and you hereby agree as follows:

     1. The Evaluation Material will be used solely for the purpose of evaluating a possible Transaction with the Company involving you or your affiliates, and unless and until you have completed such Transaction pursuant to a definitive agreement between you or any such affiliate and the Company, such Evaluation Material will be kept strictly confidential by you and your affiliates, directors, officers, employees, advisors, agents or controlling persons (such affiliates and other persons being herein referred to collectively as "your Representatives"), except that the Evaluation Material or portions thereof may be disclosed to those of your Representatives who need to know such information for the purpose of evaluating a possible Transaction with the Company (it being understood that prior to such disclosure your Representatives will be informed of the confidential nature of the Evaluation Material and shall agree to be bound by this Agreement). You agree to be responsible for any breach of this Agreement by your Representatives.



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     2. The term "Evaluation Material" does not include any information which
(i) at the time of disclosure or thereafter is generally known by the public (other than as a result of its disclosure by you or your Representatives) or
(ii) was or becomes available to you on a nonconfidential basis from a person not otherwise bound by a confidentiality agreement with the Company or its Representatives or is not otherwise prohibited from transmitting the information to you. As used in this Agreement, the term "person" shall be broadly interpreted to include, without limitation, any corporation, company, joint venture, partnership or individual.

     3. In the event that you or any of your Representatives receive a request to disclose all or any part of the information contained in the Evaluation Material under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction, you or such Representative, as the case may be, agree to (i) immediately notify the Company of the existence, terms and circumstances surrounding such a request, (ii) consult with the Company on the advisability of taking legally available steps to resist or narrow such request, and (iii) if disclosure of such information is required, furnish only that portion of the Evaluation Material, which in the written opinion of counsel, you or such Representative are legally compelled to disclose and exercise best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information.

     4. Unless otherwise required by law in the opinion of your counsel, neither you nor your Representatives will, without our prior written consent, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible Transaction between the Company and you or your affiliates, or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof and the fact that the Evaluation Material has been made available to you.

     5. Until the earliest of (i) the consummation by you of a Transaction (ii) two years from the date of this Agreement, you agree not to initiate or maintain contact (except for those contacts made in this ordinary course of business) with any officer, director or employee of the Company regarding the business, operations, prospects or finances of the Company or the employment of any such officer, director or employee, except with the express written permission of the Company. Unless otherwise agreed to by the Company in writing, all (i) communications regarding any possible Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures, will be submitted or directed to Bear, Stearns & Co. Inc. ("Bear Stearns").

     6. For a period of two years from the date of this Agreement, you and your Representatives shall not, directly or indirectly, and you shall cause any person or entity controlled by you not to, without the prior written consent of the Board of Directors of the Company, (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of the Company or any of its affiliates, (ii) propose to enter into, directly or indirectly, any merger, consolidation, recapitalization, business combination or other similar transaction involving the Company of any of its


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affiliates, (iii) make, or in any way participate in any "solicitation" of
"proxies" (as such terms are used in the proxy roles of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Company or any of its affiliates, (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the 1934 Act with respect to any voting securities of the Company or any of its affiliates, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, or (vii) advise, assist or encourage any other persons in connection with any of the foregoing. You also agree during such period not to (x) request the Company (or its Representatives), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence), (y) take any action which might require the Company or any of its affiliates to make a public announcement regarding this Agreement or the possibility of a merger, consolidation, business combination or other similar transaction, including without limitation, the Transaction, or (z) communicate with the Company's shareholders regarding the subject matter of this Agreement.

     7. In addition, you hereby acknowledge that you are aware, and that you will advise your Representatives who receive the Evaluation Material, that the United States securities laws prohibit any person who has material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of the Company (and options, warrants and rights relating thereto) from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person, including, without limitation any of your Representatives) is likely to purchase or sell such securities.

     8. You understand and acknowledge that neither the Company nor Bear Stearns is making any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Material or any other information provided to you by the Company or Bear Stearns. Neither the Company nor Bear Stearns nor our respective affiliates or Representatives, nor any of our respective officers, directors, employees, agents or controlling persons (within the meaning of the 1934 Act) shall have any liability to you or any other person (including, without limitation, any of your Representatives) resulting from your use of the Evaluation Material.

     9. You agree that unless and until a definitive agreement between the Company and you with respect to any Transaction has been executed and delivered, the Company will not be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of (i) this Agreement or (ii) any written or oral expression with respect to such a Transaction by any of the Company's directors, officers, employees, agents, advisers or representatives except, in the case of this letter, for the matters specifically agreed to herein.

     10. You agree that the Company has not granted you any license, copyright, or similar right with respect to any of the Evaluation Material or any other information provided to you by the Company or Bear Stearns.



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     11. If you determine that you do not wish to proceed with a Transaction, you will promptly advise the Company and Bear Stearns in writing of that decision. In this case, or in the event that (i) a Transaction is not consummated by you or (ii) at any time, the Company requests, you will promptly destroy or deliver to us all of the Evaluation Material, including all copies, reproductions, summaries, analyses, or extracts thereof or based thereon in your possession or in the possession of any of your Representatives.

     12. You hereby agree to indemnify and hold harmless the Company from any damage, loss, cost or liability (including legal fees and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure by you or your Representatives of the Evaluation Material. You also acknowledge that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by you or your Representatives and that any such breach would cause the Company irreparable harm. Accordingly, without prejudice to the rights and remedies otherwise available to the Company, the Company shall be entitled to equitable relief by way of injunction if you or any of your Representatives breach or threaten to breach any of the provisions of this Agreement. You agree to waive, and to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

     13. The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein (excluding the conflicts of laws rules). You irrevocably submit to the jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against you and (i) hereby irrevocably agree that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court, (ii) to the extent that you have acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, you hereby waive, to the fullest extent permitted by law, such immunity and (iii) agree not to commence any action, suit or proceeding relating to this Agreement or any Transaction except in such court. You hereby waive, and agree not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) you are not personally subject to the jurisdiction of any such court, (b) you are immune from any legal process (whether through service or notice, attachment prior to judgment attachment in aid of execution, execution or otherwise) with respect to you or your property or (c) any such suit, action or proceeding is brought in an inconvenient forum.

     14. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon the parties and their respective successors and assigns and representatives.



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     15. If it is found in a final judgment by a court of competent jurisdiction
(not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provision hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

     16. This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each party and may be modified or waived only by a separate letter executed by the Company and you expressly so modifying or waiving such Agreement.

     17. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.

     This Agreement is being delivered to you in duplicate. Kindly execute and return one copy of this letter which will constitute our Agreement with respect to the subject matter of this letter.


                                     Very truly yours,

                                     BEARS, STEARNS & CO. INC.
                                     for itself and on behalf of
                                     Ply Gem Industries, Inc.


                                     By: /s/ Robert J. Bicknese
                                         ----------------------------------
                                     Managing Director


Confirmed and Agreed to
this 27th day of September 1995

Nortek Inc.


    /s/ Kevin W. Donnelly
By: ________________________
    An authorized officer
    Name:  Kevin W. Dennessy
    Title: Vice President

Date:  9/27/95


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                                        June 18, 1997

Nortek, Inc.
50 Kennedy Plaza
Providence, RI 02903

Attention: Mr. Richard L. Bready
---------

Dear Sirs:

        We are in receipt of your proposal letter and draft Merger Agreement dated June 17, 1997 with respect to a possible acquisition of Ply Gem Industries, Inc. (the "Company") by Nortek, Inc. ("Nortek"). In connection with these documents, we draw your attention to paragraph 6 of the Confidentiality Agreement (the "Agreement") entered into by Nortek, the Company and Bear Stearns & Co. Inc. dated September 27, 1995 which states in reference to Nortek that, "For a period of two years from the date of this Agreement, you and your Representatives shall not...without the written consent of the Board of Directors of the Company...make any proposal to acquire...any securities or property of the Company or any of its affiliates..." Pursuant to the foregoing provision, your current proposal, which has not been approved by the Board of Directors (the "Board") of the Company, is in violation of the Agreement. You have advised us that you had not been able to locate the Agreement and believed that the relevant provision had expired and therefore that you were not aware of its violation in making your proposal.

        Please countersign a copy of this letter to confirm your agreement that(a) paragraph 6 of the Agreement shall remain in effect for a period of one year from the date hereof, (b) the Company's execution of this letter agreement so extending such period, as well as any decision by the Board to review your proposal letter or any discussions by the Company or its representatives with respect thereto, shall not constitute a waiver of any of the rights of the Company under the Agreement, and (c) any further proposal by you, including any amendment to the current proposal, will not be made except with the written consent of the Board in compliance with the provisions of the Agreement.

                                        Sincerely,

                                        PLY GEM INDUSTRIES, INC.


                                        By: /s/ Jeffrey S. Silverman
                                            ---------------------------------
                                            Jeffrey S. Silverman

Accepted and Agreed:

NORTEK, INC.


By: /s/ Kevin W. Donnelly
    ------------------------
    Vice President


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                                        June 23, 1997

Via Facsimile
-------------

Nortek, Inc.
50 Kennedy Plaza
Providence, RI 02903

Attention: Mr. Richard L. Bready
---------

Dear Sirs:

     We are returning to you for your records a copy of the letter dated June 18, 1997 from Ply Gem Industries, Inc. (the "Company") to Nortek, Inc. ("Nortek"), signed by the Company, relating to, and extending certain provisions of, the Confidentiality Agreement (the "Agreement") entered into by Nortek, the Company and Bear Stearns & Co. Inc. dated September 27, 1995.

     We are also writing to inform you that the Board of Directors of the Company has authorized the Company to enter into a limited waiver, and the Company hereby waives, pursuant to paragraph 16 of the Agreement, the provisions of paragraph 6 of the Agreement solely during the effective period of this waiver and solely for the purpose and to the extent of permitting Nortek, notwithstanding the provisions of paragraph 6, to make one or more proposals to the Board of Directors of the Company to acquire the entire equity interest in the Company pursuant to a merger, consolidation or other business combination or similar transaction involving the Company.

     This waiver shall be effective from the date hereof until such time as the Company shall notify Nortek in writing that it has terminated this waiver, whereupon the provisions of paragraph 6 of the Agreement shall once again be in full force and effect.

                                                Sincerely,


                                                PLY GEM INDUSTRIES, INC.

                                                By: /s/ Jeffrey S. Silverman
                                                    ------------------------
                                                    Jeffrey S. Silverman

cc: David Chapin, Esq.
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                            PLY GEM INDUSTRIES, INC.




                                             July 17, 1997



Nortek, Inc.
50 Kennedy Plaza
Providence, RI  02903

Dear Sirs:

     Reference is made to the confidentiality agreement between you and Bear Stearns & Co., Inc. for itself and on our behalf, as heretofore amended and modified (the "Confidentiality Agreement"). This is to confirm that the Confidentiality Agreement is hereby amended to provide that the term "Representatives" as used therein shall include "bona fide potential financing sources." In all other respects the Confidentiality Agreement shall remain in full force and effect.

     Please execute and return a copy of this letter to confirm your agreement to the foregoing.

                                             PLY GEM INDUSTRIES, INC.


                                                 /s/ Jeffrey S. Silverman
                                             By: _____________________________
                                                       Title: Chairman


Accepted and Agreed as of
the date first above written:

NORTEK, INC.


    /s/ Kevin W. Donnelly
By: ________________________
     Title:  Vice President